SKY QUARRY, INC.

Employment Offer Letter

August 17, 2026

Heidi Bowman [***]

[***]

Dear Ms. Bowman,

Sky Quarry, Inc. (NASDAQ: SKYQ) (the "Company") is pleased to extend this offer of employment to you on the terms and conditions set forth in this letter (this "Agreement"). This Agreement is entered into between Sky Quarry, Inc. and Heidi Bowman ("Employee") effective as of August 18, 2026.

1.Position and Duties

Employee is hereby offered the position of Chief Financial Officer ("CFO") of Sky Quarry, Inc., a full-time role. In this capacity, Employee shall perform all duties, responsibilities, and functions customary and appropriate to the position of Chief Financial Officer of a publicly traded company, including but not limited to oversight of all financial operations, accounting, financial reporting (including SEC filings), treasury, budgeting, audit, internal controls, investor relations (as it relates to financial matters), and such other duties as may be assigned from time to time by the Company's Chief Executive Officer or Board of Directors. Employee shall report directly to the Chief Executive Officer.

2.Start Date

Employee's first day of employment shall be August 18, 2026 (the "Start Date").

3.Compensation

(a)Base Salary. Employee shall receive a base salary of $18,500.00 per month (the "Base Salary"), payable in accordance with the Company's standard payroll practices and subject to applicable withholdings and deductions.

(b)Quarterly Bonus Eligibility. Employee shall be eligible for quarterly bonuses, which may be paid in cash, equity, or a combination thereof, at the sole discretion of the Compensation Committee of the Board of Directors. Any equity-based awards shall be subject to the availability and terms of the Company's 2026 Omnibus Stock Plan (or any successor plan), and nothing herein shall be construed as a guarantee of any bonus payment or award.

4.Benefits

Employee shall be entitled to participate in all employee benefit programs made available by the Company to its employees generally, on the same terms and conditions as other similarly situated employees of the Company. Nothing herein shall be construed to limit the Company's right to modify, amend, or terminate any benefit plan or program at any time in accordance with applicable law.

5.Outside Activities

Employee may engage in outside professional, business, or personal activities, including service on boards, advisory roles, or other employment, provided that such activities (i) do not conflict or compete, directly or indirectly, with the business of the Company; (ii) do not interfere with Employee's duties and obligations hereunder; and (iii) do not violate the terms of this Agreement or any applicable Company policy. Employee shall promptly disclose to the Chief Executive Officer any outside activity that could reasonably be deemed to present a conflict of interest.

6.Term and Termination

This Agreement shall commence on the Start Date and shall continue unless and until terminated in accordance with applicable law and the terms hereof. Either party may terminate this Agreement at any time upon not less than thirty (30) days' prior written notice to the other party. Notwithstanding the foregoing, upon termination for any reason, the Company shall pay Employee all earned and unpaid Base Salary through the effective date of termination and shall reimburse any outstanding and properly documented business expenses incurred prior to such date, in each case in accordance with applicable law and Company policy.

7.Confidentiality

During the term of Employee's employment and at all times thereafter, Employee shall hold in strict confidence all Confidential Information (as defined below) of the Company and shall not disclose, use, or permit the use of any Confidential Information for any purpose other than the performance of Employee's duties hereunder, without the prior written consent of the Company. "Confidential Information" means any and all non-public information relating to the Company's business, operations, finances, customers, vendors, partners, technology, intellectual property, strategic plans, SEC filings in preparation, M&A activity, and any other information designated as confidential or that a reasonable person would understand to be confidential given the nature of the information and circumstances of disclosure. This obligation shall survive the termination of this Agreement.

8.Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without regard to its conflict of laws principles. Any dispute arising out of or related to this Agreement shall be resolved in the appropriate courts of competent jurisdiction located in the State of Utah.

9.Entire Agreement; Amendment

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings. This Agreement may not be modified or amended except by a written instrument signed by both parties.

10.Counterparts

This Agreement may be executed in counterparts, including by electronic signature, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

We are excited about the prospect of you joining the Sky Quarry team as Chief Financial Officer. Please sign and return this letter by August 17, 2026 to indicate your acceptance of this offer on the terms set forth herein.

Sincerely,

/s/ Marcus Laun
Marcus Laun
Interim Chief Executive Officer
Sky Quarry, Inc.

ACCEPTED AND AGREED:

/s/ Heidi Bowman
Heidi Bowman